Exhibit 99.1

                McMoRan EXPLORATION CO. COMPLETES
               AGREEMENTS TO EXIT SULPHUR BUSINESS

 *  FSC TO SELL SULPHUR TRANSPORTATION & TERMINALING ASSETS TO
    NEW SULPHUR JOINT VENTURE

 *  FSC COMPLETES AGREEMENT WITH OFFSHORE SPECIALTY FABRICATORS,
    INC. FOR RECLAMATION OBLIGATIONS AT MAIN PASS 299 AND CAMINADA

NEW ORLEANS, LA, April 1, 2002 - McMoRan Exploration Co. (NYSE:MMR) today announced that its sulphur operating subsidiary, Freeport-McMoRan Sulphur LLC, has entered into a definitive agreement to sell its sulphur transportation and terminaling assets to a new sulphur services joint venture (Gulf Sulphur Services LTD, LLP) to be owned by IMC Global Inc. (NYSE: IGL) and Savage Industries Inc. In addition, FSC and IMC have agreed to settle all outstanding litigation matters between the companies. The transaction will provide FSC with gross proceeds of $58 million which will be used to repay borrowings under its credit facility and for other working capital requirements. Borrowings under FSC's bank credit facility totaled $56 million as of March 29, 2002. McMoRan expects that this agreement will allow it to extend its credit facility maturity to May 31, 2002 to provide for the closing of the transaction.

     The previously negotiated services contracts with major U.S. sulphur producers provide the foundation for the business of the Gulf Sulphur Services joint venture, which will be operated by Savage. The assets to be transferred will include FSC's terminal facilities at Galveston, Texas, its terminals at Tampa and Pensacola, Florida, its marine transportation assets and other assets and commercial contracts associated with its sulphur transportation and terminaling business. FSC is committed to ensuring a smooth transition of uninterrupted service to its recovered sulphur producer customers to facilitate Gulf Sulphur Services' continuing FSC's long-standing tradition of providing sulphur transportation, storage and logistical services to the U.S. sulphur industry. FSC's terminal facility at Port Sulphur, Louisiana is not being transferred to the joint venture and is being marketed separately by FSC.

     The transaction is expected to be completed in May 2002, at which time FSC's contract for sulphur supply to IMC would be terminated. IMC plans to enter into new supply agreements directly with recovered sulphur producers. This transaction is subject to regulatory approvals, financing arrangements and certain other conditions. As a result of this transaction, McMoRan anticipates recording an approximate $10 million charge to expense in its December 31, 2001 financial statements to writedown the value of the sulphur transportation and terminaling assets to net realizable value.

     McMoRan also announced today that FSC has completed its previously announced agreement with Offshore Specialty Fabricators Inc. (OSFI) for the reclamation of its Main Pass 299 and Caminada facilities. FSC's consideration to OSFI includes the Main Pass 299 oil values and other consideration, including the living quarters removed last year from Main Pass 299, a marine vessel and a base at Venice, Louisiana. This transaction is expected to satisfy all reclamation requirements of the Minerals Management Services (MMS), estimated to be approximately $45 million, for FSC's facilities in the offshore Gulf of Mexico, which would result in an approximate $40 million gain to be reported in 2002. The agreement provides that FSC will share in the net profits associated with any future alternative uses of the facility. OSFI's reclamation activities are currently in progress.

     Richard C. Adkerson, Co-Chairman and CEO of McMoRan, said, "With the completion of these two transactions, McMoRan will have completed its exit from the sulphur business. Volatile market conditions in the sulphur and natural gas industries during the past eighteen months adversely affected the timing of our plan to exit the sulphur business. We are committed to a smooth transition for our recovered sulphur producer customers and the new IMC and Savage joint venture. McMoRan's future efforts will be focused on our significant oil and gas exploration opportunities associated with our 500,000 gross exploration acres on the shelf of the Gulf of Mexico. These transactions along with the recently completed $60 million sale of oil and gas properties have resulted in a substantial improvement to McMoRan's balance sheet, providing a reduction in our obligations by over $160 million and strengthening our ability to undertake future exploration projects."

     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area and in the purchasing, transporting, terminaling, processing and marketing of sulphur. Additional information about McMoRan is available on our Internet web site ("www.mcmoran.com").

Cautionary Statement: This press release contains forward-looking statements. Forward-looking statements are all statements other than historical facts, including statements regarding plans and objectives of management for future operations, the sale of FSC's sulphur transportation and terminaling assets, and the OSFI transaction. Important factors that could cause actual results to differ materially from our expectations include our ability to complete the transactions, acquire new financing, and other factors described in our most recent Form 10-K and subsequent Forms 10-Q filed with the SEC.